Exhibit 23.1

CONSENT TO INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

TO ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES:

As successor by merger to the registered public accounting firm of Aidman, Piser & Company, P.A., we consent to the reference to Aidman, Piser & Company, P.A. under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Accentia Biopharmaceuticals, Inc. dated July 24, 2008 and to the incorporation by reference therein of our report of Aidman, Piser & Company, P.A. dated December 28, 2007, with respect to the consolidated financial statements of Accentia Biopharmaceuticals, Inc. and Subsidiaries included in its Form10-K filed December 28, 2007 with the Securities and Exchange Commission.

/S/ CHERRY, BEKAERT & HOLLAND, L.L.P.
Tampa, Florida July 24, 2008